THIS AGREEMENT made as of the 11 day of November, 2008.

B E T W E E N:

BRIDGEPORT VENTURES INC.,
a corporation incorporated pursuant to the laws of the Province of Ontario

(the "**Buyer**")

- and -

WILLIAM BRERETON
an individual normally resident and domiciled in the Province of Ontario

(the "**Seller**")

WHEREAS the Seller is the owner of a nickel property located in McCart Township, in the Province of Ontario, as more particularly described in Schedule "A" attached hereto and forming a part hereof (the "**Property**");

AND WHEREAS the Seller wishes to sell and the Buyer wishes to purchase the Property, free and clear of any and all Encumbrances save and except for the NSR (each as hereinafter defined), all on and subject to the terms and conditions herein contained;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, agreements and premises herein contained, CDN$10 and other good and valuable consideration (the receipt and sufficiency whereof being hereby acknowledged by each party), the parties hereto do hereby covenant and agree as follows:

1. DEFINITIONS AND SCHEDULES

1.1 **Definitions**. In this Agreement:

"**Agreement**", "**this Agreement**", "**hereto**" and "**herein**" means this Agreement and all Schedules attached hereto, as may be amended from time to time.

"**Best Knowledge**" means such knowledge as the Party would have after due inquiry of the matter in question.

"**Business Day**" means a day other than a Saturday or a Sunday or any other day which is a statutory holiday in the Province of Ontario.

"**Closing**" means the consummation of the Transaction as herein contemplated.

"**Closing Date**" means November 28, 2008 or such later date as agreed to in writing by the Parties.

"**Consideration Shares**" has the meaning ascribed thereto in section 3.1.

"**Contracts**" means agreements, indentures, contracts, bonds, debentures, security agreements, leases, deeds of trust, licences, options, instrument or other legally binding commitment.

"**Direct Claim**" has the meaning ascribed thereto in section 7.5.

"**Encumbrances**" means any and all claims, liens, security interests, mortgages, pledges, charges, options, equity interests, encumbrances, proxies, voting agreements, voting trusts, leases, tenancies, easements or other interests of any nature or kind whatsoever, howsoever created.

"**Hazardous Substance**" means any hazardous substance or pollutant, contaminant, toxic or dangerous waste, substance or material, as defined or regulated by any applicable law, regulation or governmental authority from time to time.

"**Indemnification Claim**" has the meaning ascribed thereto in section 7.5.

"**Indemnified Party**" has the meaning ascribed thereto in section 7.5.

"**Indemnifying Party**" has the meaning ascribed thereto in section 7.5.

"**Laws**" mean all applicable federal, provincial, state, municipal or local laws, statutes, by-laws or ordinances and any regulations promulgated thereunder in effect on the Closing Date.

"**Losses**" means any and all claims, demands, debts, suits, actions, obligations, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement).

"**NSR**" means the 2% net smelter return royalty, calculated and paid in accordance with Schedule "B" attached hereto and forming a part hereof.

"**Parties**" means collectively, the parties to this Agreement.

"**Person**" means an individual, partnership, company, corporation, unincorporated association, joint venture, trust or any other agency or instrumentality thereof or any other judicial entity or person, government or governmental agency, authority or entity howsoever designated or constituted.

"**Property**" has the meaning ascribed thereto in the preambles to this Agreement.

AM /DB

"**Survival Period**" has the meaning ascribed thereto in section 6.1.

"**Third Party Claim**" has the meaning ascribed thereto in section 7.5.

"**Time of Closing**" means 10:00 a.m. on the Closing Date or if the Transaction is not completed at such time, then such other time on the Closing Date on which the Transaction is completed.

"**Transaction**" means the transfer of a 100% undivided interest in the Property as contemplated by this Agreement.

1.2 **Disclosure.** Any fact or circumstance or combination of facts and/or circumstances disclosed in this Agreement or in any of the Schedules hereto shall be deemed to be disclosed for all purposes of this Agreement.

1.3 **Act**. Any reference in this Agreement to any act, by-law, rule or regulation or to a provision thereof shall be deemed to include a reference to any act, by-law, rule or regulation or provision enacted in substitution or amendment thereof.

1.4 **Toronto Time**. Except where otherwise expressly provided in this Agreement any reference to time shall be deemed to be a reference to Toronto time.

1.5 **Gender and Extended Meanings**. In this Agreement words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun. For greater certainty and without limitation, in this Agreement the word "shall", has the same meaning as the word "will".

1.6 **Headings.** The division of this Agreement into articles and sections is for convenience of reference only and shall not effect the interpretation or construction of this Agreement.

1.7 **Business Day**. In the event that the date for the taking of any action under this Agreement falls on a day which is not a Business Day, then such action shall be taken on the next following Business Day.

1.8 **Currency**. All dollar amounts and/or figures in this Agreement are expressed in terms of Canadian currency.

1.9 **Schedules**. The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

Schedule "A" – Property
Schedule "B" – Terms of NSR

2. PURCHASE AND SALE

2.1 **Transfer of Property**. Subject to the terms and conditions hereof, on the Closing Date at the Time of Closing the Seller shall convey, assign, transfer and sell to the Buyer and the Buyer shall grant, acquire, accept and purchase all the right, title and interest of the Seller in and to the Property, free and clear of any and all Encumbrances, save and except for the NSR. For greater certainty and without limitation, possession and risk of the Property shall pass to the Buyer at Closing.

2.2 **Closing**. Closing shall occur at the Time of Closing on the Closing Date at the offices of the Buyer or at such other place or other time and date as the Parties may agree.

2.3 **Documents of Conveyance.** The Seller shall deliver to the Buyer at Closing all documents as may be required to convey to the Buyer a 100% undivided interest in the Property free and clear of any and all Encumbrances, save and except for the NSR and all such other specific assignments, transfers or further assurances as the Buyer may reasonably require to obtain recorded and/or registered title to the Property. For greater certainty and without limitation, the purchase consideration set forth in section 3.1 shall be held in trust by a mutually acceptable escrow agent, to be released to the Seller at such time as the Buyer has received confirmation of the due recordation or registration in the applicable governmental office of the said conveyance of the Property.

2.4 **Tender**. Any tender of documents or money hereunder may be made upon the Parties or upon their respective attorneys as set forth herein.

2.5 **Escrow Provisions**. Any document, instrument or thing which is to be delivered by either of the Parties on the Closing Date shall be tabled by the Party which is to deliver such document, instrument or thing and any document, instrument or thing so tabled by a Party shall be:

(a) deemed to have been delivered by such Party for the purposes of this Agreement;

(b) held in escrow by the solicitor for the Party to be dealt with in accordance with subsections (c) and (d);

(c) delivered to the Party to which it is to be delivered pursuant to the terms hereof, if all documents, instruments and things which are to be delivered on the Closing Date are tabled in accordance with this section; and

(d) delivered to, or in accordance with the directions of, the Party which tabled it, if subsection (c) does not apply.

3. PAYMENT

3.1 **Payment of Purchase Price.** The consideration for the Property to be paid by the Buyer to the Seller on Closing (but to be held in escrow as provided in section 2.3) shall be comprised of the sum of $5,000 to be paid in cash in immediately available funds, 150,000 common shares in the capital of the Buyer (the "**Consideration Shares**") and the grant by the Buyer to the Seller of the NSR.

4. REPRESENTATIONS AND WARRANTIES OF THE SELLER

4.1 **Representations and Warranties**. The Seller does hereby represent and warrant to and in favour of the Buyer and acknowledges and confirms that the Buyer is relying upon such representations and warranties in connection with the Transaction:

(a) **Acts of Bankruptcy**. The Seller is not insolvent, has not proposed a compromise or arrangement to his creditors generally, has not taken any proceeding with respect to a compromise or arrangement, has not taken any proceeding to have himself declared bankrupt, has not taken any proceeding to have a receiver appointed over any part of his assets and at present, no encumbrancer or receiver has taken possession of any of his property and no execution is enforceable or levied upon any of his property and no petition for a receiving order in bankruptcy is filed against him.

(b) **Agreement Enforceable**. This Agreement constitutes a valid and legally binding obligation of the Seller enforceable against the Seller in accordance with its terms subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in proceedings in equity or at law.

(c) **No Violations**. The execution and delivery of this Agreement by the Seller and the observance and performance of the terms and provisions of this Agreement; (i) does not and will not require the Seller to obtain or make any consent, authorization, approval, filing or registration under any law, by-law, rule, regulation, judgment, order, writ, injunction or decree which is binding upon the Seller other than as contemplated in this Agreement with respect to the recordation or registration of the conveyance of the Property; (ii) does not and will not constitute a violation or breach of a provision of any Contracts, or any Law, judgment, order, writ, injunction or decree applicable to the Seller; (iii) does not and will not constitute a default (nor would with the passage of time or the giving of notice or both or otherwise, constitute a default) under any Contracts; and (iv) does not and will not result in the creation or imposition of an Encumbrance on the Property (other than the NSR).

(d) **Litigation.** There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or, to the Best Knowledge of the Seller threatened against or involving the Property or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Seller pursuant to this Agreement or any other agreement or instrument to be executed and delivered by the Seller in connection with the Transaction and the Seller does not know or have any any reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim, action of any nature or investigation. The Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or may be expected to have an adverse effect on the Property.

(e) **Encumbrances.** The Seller is the registered and beneficial owner of the Property, free and clear of any and all Encumbrances, and has the exclusive right to dispose of good and marketable title thereto. To the Best Knowledge of the Seller, the Seller has not done or omitted to do anything which has resulted or could result in an Encumbrance on, or which could permit any third Person to claim an interest in the Property. The Property is not subject to reduction by virtue of the conversion or other alteration of the interest of any third Person claiming by, through or under the Seller. The Seller has the full power to hold a 100% undivided interest in the Property and hold recorded or registered title to the Property. No third Person has any right, under preferential rights of purchase clauses or otherwise, to acquire any interest the Property by virtue of or arising from any transaction relating to, prior to or subsequent to the acquisition of control, directly or indirectly of the Property held by the Seller or relating to this Agreement and the sale and transfer by the Seller of the Property to the Buyer.

(f) **Property in Good Standing**. The mining claims forming part of the Property are in good standing and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under such mining claims.

(g) **Abutting Claims.** The Seller does not own jointly and/or severally, any right, title or interest in or to any mining claims abutting the Property. All of the mining claims comprising the Property are contiguous.

(h) **Properly Staked**. Each mining claim forming part of the Property has been properly staked, tagged, located and recorded in the Mining Recorder's Office at the Ministry of Northern Development and Mines.

(i) **Taxes, Charges and Assessments.** All taxes and charges with respect to the Property have been paid in full as of the date hereof. The Property is in good standing until November 20, 2009. Save and except as provided herein with respect to the grant of the NSR to the Seller, no Person is entitled to any royalty or other payment in the nature of rent or

royalty on any minerals, metals or concentrates or any other such products removed or produced from the Property.

(j) **Adverse Claims**. There are no existing, pending or threatened adverse claims or challenges against or to the ownership of, possession, operation, control, management or title to the Property or substances thereon or therefrom nor, to the Best Knowledge of the Seller, is there any basis therefor.

(k) **Compliance with Laws.** The Seller has fully complied with all laws with respect to the Property and the Seller has not received notice of any breach, violation or default with respect to the Property. Conditions on and relating to the Property are in compliance with all applicable Laws.

(l) **Litigation.** There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or, to the Best Knowledge of the Seller threatened against or involving the Property or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Seller pursuant to this Agreement or any other agreement or instrument to be executed and delivered by the Seller in connection with the Transaction and the Seller does not know or have any reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim, action of any nature or investigation. The Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or may be expected to have an adverse effect on the Property.

(m) **Non-Resident.** The Seller is not a non-resident of Canada for the purposes of section 116 of the *Income Tax Act* (Canada) as amended.

(n) **Hazardous Substances.** To the Best Knowledge of the Seller, no Hazardous Substance has been placed, held, located, used or disposed of, on, under or at the Property by the Seller or his agents. To the Best Knowledge of the Seller no claim has ever been asserted and there are no present circumstances which could reasonably form the basis for the assertion of any claim against the Seller for Losses of any kind as a direct or indirect result of the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release from the Property of any Hazardous Substance.

(o) **Work Orders**. There are no outstanding work orders or actions required or reasonably anticipated to be required to be taken in respect of the rehabilitation or restoration of the Property or relating to environmental matters in respect of the Property or any operations thereon, nor has the Seller received notice of same.

(p) **Mining Practices**. The prospecting work, processes, undertaking and other operations carried on or conducted by or on behalf of the Seller in

respect of the Property have been carried on or conducted in a sound and workmanlike manner and in compliance with sound geological and geophysical exploration and mining, engineering and metallurgical practices. To the Best Knowledge of the Seller, all such work, processes, undertaking and other operations are in compliance with all applicable national, state and local laws, by-laws, ordinances, permits, rules, regulations and orders or decisions rendered by any governmental or quasi-governmental ministry, department or administrative or regulatory agency.

(q) **No Condemnation**. The Seller has not received notice of the existence of condemnation, expropriation or similar proceedings affecting the Property.

(r) **All Material Information**. The Seller has made available to the Buyer all material information in his possession or control relating to the Property.

(s) **No Additional Information**. The Seller does not have any information or knowledge of any facts pertaining to the Property or substances thereon or therefrom not disclosed in writing to the Buyer, which if known to the Buyer might reasonably be expected to deter the Buyer from completing the Transaction.

(t) **No Liabilities**. There are no liabilities of the Seller the existence of which would have a material adverse effect on the Property or for which the Buyer may be liable on or after the completion of the Transaction.

(u) **No Brokers**. All negotiations relating to this Agreement and the Transaction have been carried on by the Seller directly with the Buyer without the intervention of any other Person on behalf of the Seller in such manner as to give rise to any valid claim against Buyer for a brokerage commission, finder's fee or other like payment and the Seller will indemnify and save harmless Buyer of and from any such claim.

5. REPRESENTATIONS AND WARRANTIES OF THE BUYER

5.1 **Representations and Warranties**. The Buyer hereby covenants, represents and warrants to the Seller as follows and acknowledges and confirms that the Seller is relying upon such representations and warranties in connection with the Transaction:

(a) **Organization**. The Buyer is duly incorporated and validly subsisting under the laws of the Province of Ontario and has the corporate power to own the Property and to carry on its business as it is now being conducted and to execute, deliver and perform its obligations under this Agreement. The Buyer is now, and will be as of Closing, up to date in all filings and registrations required under the Laws of the Province of Ontario. The Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) **<u>Acts of Bankruptcy</u>**. The Buyer is not insolvent, has not proposed a compromise or arrangement to its creditors generally, has not taken any proceeding with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed over any part of its assets and at present, no encumbrancer or receiver has taken possession of any of its property and no execution is enforceable or levied upon any of its property and no petition for a receiving order in bankruptcy is filed against it.

(d) **<u>Consents.</u>** The Buyer has now or on the Closing Date shall have obtained all consents, approvals or authorizations that are required in connection with the consummation of the Transaction.

(e) **<u>Corporate and Shareholder Authority</u>**. All requisite corporate actions have been taken or by the Closing Date shall have been taken by Buyer to authorize the valid execution and delivery of this Agreement and the consummation of the Transaction.

(f) **<u>Agreement Enforceable</u>**. This Agreement constitutes a valid and legally binding obligation of the Buyer enforceable against the Buyer in accordance with its terms subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in proceedings in equity or at law.

(g) **<u>No Violations</u>**. The execution and delivery of this Agreement by the Buyer and the observance and performance of the terms and provisions of this Agreement; (i) does not and will not require the Buyer to obtain or make any consent, authorization, approval, filing or registration under any Law, by-law, rule, regulation, judgment, order, writ, injunction or decree which is binding upon the Buyer other than as contemplated in this Agreement; (ii) does not and will not constitute a violation or breach of the charter documents or by-laws of the Buyer; and (iii) does not and will not constitute a violation or breach of a provision of any Contracts to which the Buyer is a party or by which the Buyer is bound or any Law, by-law, judgment, order, writ, injunction or decree applicable to the Buyer.

(g) **<u>Litigation.</u>** There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or, to the Best Knowledge of the Buyer threatened against or involving the Buyer or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Buyer pursuant to this Agreement or any other agreement or instrument to be executed and delivered by the Buyer in connection with the Transaction and the Buyer does not know or have any reason to know of any valid basis for any such legal,

administrative, arbitration or other proceeding, claim, action of any nature or investigation.

(h) **Authorized Capital**. The authorized capital of the Buyer consist of an unlimited number of common shares of which 7,895,000 shares are issued and outstanding as fully paid and non-assessable. No other shares of the Buyer are outstanding or have been allotted or issued and there is currently no option, warrant or other right of any kind in existence which could result in any further shares of the Buyer being allotted or issued or becoming outstanding.

(i) **Consideration Shares.** Upon issuance, the Consideration Shares shall be fully paid and non-assessable as fully paid and non-assessable shares.

(k) **No Brokers**. All negotiations relating to this Agreement and the Transaction have been carried on by the Buyer directly with the Seller without the intervention of any other Person on behalf of the Buyer in such manner as to give rise to any valid claim against the Seller for a brokerage commission, finder's fee or other like payment and Buyer will indemnify and save harmless the Seller of and from any such claim.

6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.1 **Survival**. No investigations made by or on behalf of either Party at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any covenant, representation or warranty made by either Party. No waiver by either Party of any condition, in whole or in part, shall operate as a waiver of any other condition. The representations and warranties contained in Articles 4 and 5 respectively or in any certificate or other document delivered in connection with the Closing shall survive the making of this Agreement and the Closing for a period of two years (the "**Survival Period**"). If a claim for a breach of any such covenant, representation or warranty is brought prior to the expiration of the applicable Survival Period such covenant, representation or warranty shall, for the purposes of such claim, survive the applicable Survival Period until such claim is finally resolved and all obligations with respect thereto have been fully satisfied.

7. INDEMNITY

7.1 **Seller's Indemnity of Buyer**. The Seller agrees to indemnify and save harmless the Buyer of and from all Losses actually incurred by the Buyer as a result of the following: (i) any breach by the Seller or any inaccuracy of any representation or warranty of the Seller contained in this Agreement; and (ii) all Losses pertaining to the Property and accruing prior to the Closing Date except to the extent that the same are reimbursed by insurance or caused by negligence of the other Party.

7.2 **Buyer's Indemnity of Seller**. The Buyer agrees to indemnify and save harmless the Seller of and from all Losses actually incurred by the Seller as a result of

administrative, arbitration or other proceeding, claim, action of any nature or investigation.

(h) **Authorized Capital**. The authorized capital of the Buyer consist of an unlimited number of common shares of which 7,895,000 shares are issued and outstanding as fully paid and non-assessable. No other shares of the Buyer are outstanding or have been allotted or issued and there is currently no option, warrant or other right of any kind in existence which could result in any further shares of the Buyer being allotted or issued or becoming outstanding.

(i) **Consideration Shares.** Upon issuance, the Consideration Shares shall be fully paid and non-assessable as fully paid and non-assessable shares.

(k) **No Brokers**. All negotiations relating to this Agreement and the Transaction have been carried on by the Buyer directly with the Seller without the intervention of any other Person on behalf of the Buyer in such manner as to give rise to any valid claim against the Seller for a brokerage commission, finder's fee or other like payment and Buyer will indemnify and save harmless the Seller of and from any such claim.

6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.1 **Survival**. No investigations made by or on behalf of either Party at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any covenant, representation or warranty made by either Party. No waiver by either Party of any condition, in whole or in part, shall operate as a waiver of any other condition. The representations and warranties contained in Articles 4 and 5 respectively or in any certificate or other document delivered in connection with the Closing shall survive the making of this Agreement and the Closing for a period of two years (the "**Survival Period**"). If a claim for a breach of any such covenant, representation or warranty is brought prior to the expiration of the applicable Survival Period such covenant, representation or warranty shall, for the purposes of such claim, survive the applicable Survival Period until such claim is finally resolved and all obligations with respect thereto have been fully satisfied.

7. INDEMNITY

7.1 **Seller's Indemnity of Buyer**. The Seller agrees to indemnify and save harmless the Buyer of and from all Losses actually incurred by the Buyer as a result of the following: (i) any breach by the Seller or any inaccuracy of any representation or warranty of the Seller contained in this Agreement; and (ii) all Losses pertaining to the Property and accruing prior to the Closing Date except to the extent that the same are reimbursed by insurance or caused by negligence of the other Party.

7.2 **Buyer's Indemnity of Seller**. The Buyer agrees to indemnify and save harmless the Seller of and from all Losses actually incurred by the Seller as a result of

the following: (i) any breach by the Buyer or any inaccuracy of any representation or warranty of the Buyer contained in this Agreement; and (ii) all Losses pertaining to the Property and arising subsequent to the Closing Date, except to the extent that the same are reimbursed by insurance or caused by negligence of the other Party

7.3 **Minimum Indemnification Claim**. Notwithstanding the provisions of sections 7.1 and 7.2, as applicable, the obligation of the Seller or the Buyer, as the case may be, to indemnify the other in respect of any of the matters described in sections 7.1 and 7.2 as applicable, shall become applicable only when the Losses actually incurred by the Person entitled to indemnification in the aggregate exceed $20,000 (the "**Threshold**"). Once the Threshold has been exceeded, the obligations of indemnification with respect to such matters shall apply to any and all Losses to the extent that the Losses exceed the Threshold.

7.4 **Limitations Applicable to All Claims**. The limitation set forth in subsection 7.4 shall apply to any claim made under this Agreement whether for indemnification, breach of warranty, statutory violation, tort or other things whatsoever.

7.5 **Notice of Claims.**

(a) In the event that a Party (the "**Indemnified Party**") shall become aware of any Loss in respect of the other Party (the "**Indemnifying Party**") agreed to indemnify the Indemnified Party pursuant to this Agreement (the "**Indemnification Claim**"), the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Indemnification Claim arises as a result of a claim by a Person against the Indemnified Party (a "**Third Party Claim**") or whether the Loss does not so arise (a "**Direct Claim**") and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Indemnification Claim and the amount of the Loss if known.

(b) If through the fault of the Indemnified Party the Indemnifying Party does not receive notice of any Indemnification Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

7.6 **Investigation of Claims**. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Indemnification Claim, the Indemnifying Party shall have 60 days to make such investigation of the Indemnification Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Indemnification Claim, together with all such other information as the Indemnifying Party may reasonably request. If both Parties agree at or prior to the expiration of such 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Indemnification Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full

agreed upon amount of the Indemnification Claim, failing which the matter shall be determined by a court of competent jurisdiction.

7.7 **Supplemental Rights**. The rights and benefits provided in this Article are supplemental to and are without prejudice to any other rights, actions or causes of action which may arise pursuant to any other section of this Agreement or pursuant to applicable Law.

8. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS AT CLOSING

8.1 **Conditions Precedent**. All obligations of the Seller to close the Transaction are subject to the fulfilment (or waiver in writing by the Seller) prior to or at the Closing of each of the following conditions:

(a) **Representations and Warranties**. The representations and warranties made by the Buyer in or under this Agreement shall be true in all material respects on and as of the Closing Date and the Seller shall have received from Buyer a certificate signed as of the Closing Date to such effect.

(b) **Actions, Etc.** All actions, proceedings, instruments and documents required to carry out the Transaction and all other related legal matters shall have been approved by the Seller and the Seller shall have been furnished with such certified copies of actions and proceedings and other such instruments and documents as the Seller shall have reasonably requested.

(c) **Compliance with Covenants**. The Buyer shall have complied in all material respects with all covenants and agreements herein agreed to be performed or caused to be performed by the Buyer.

(d) **No Orders**. No order of any court or administrative agency shall be in effect which restrains or prohibits the Transaction and no suit, action, inquiry, investigation or proceeding in which it will be or it is sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with the Transaction and which in the judgment of the Seller makes it inadvisable to proceed with the consummation of the Transaction shall have been made, instituted or threatened in writing by any Person.

In case any of the foregoing conditions cannot be fulfilled at or before the Time of Closing to the satisfaction of the Seller, the Seller may rescind this Agreement by notice to the Buyer and in such event each of the Parties shall be released from all obligations hereunder. Provided however that any such conditions may be waived in whole or in part by the Seller without prejudice to the Seller's rights of rescission in the event of the non-fulfilment of any other condition or conditions, any such waiver to be binding on the Seller only if the same is in writing.

9. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS AT CLOSING

9.1 **Conditions Precedent**. All obligations of the Buyer to complete the Transaction are subject to the fulfilment (or waiver in writing by the Seller) prior to or at the Closing of each of the following conditions:

(a) **Representations and Warranties**. The representations and warranties made by the Seller in or under this Agreement shall be true in all material respects on and as of the Closing Date and the Buyer shall have received from the Seller a certificate signed as of the Closing Date and to such effect.

(b) **Actions, Etc.** All actions, proceedings, instruments and documents required to carry out the Transaction and all other related legal matters shall have been approved by the Buyer and the Buyer shall have been furnished with such certified copies of actions and proceedings and other such instruments and documents as the Buyer shall have reasonably requested.

(c) **Approvals**. The Buyer shall have received all requisite corporate approvals in connection with the Transaction.

(d) **Compliance with Covenants**. The Seller shall have complied in all material respects with all covenants and agreements herein agreed to be performed or caused to be performed by the Seller.

(e) **Approvals and Consents**. At or before Closing there shall have been obtained from all appropriate federal, provincial, municipal, local or other governmental or administrative bodies all such approvals and consents, if any, as may be required in order to transfer the Property at Closing as herein provided.

(f) **No Orders**. No order of any court or administrative agency shall be in effect which restrains or prohibits the Transaction and no suit, action, inquiry, investigation or proceeding in which it will be or it is sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with the Transaction and which in the judgment of the Buyer makes it inadvisable to proceed with the consummation of the Transaction shall have been made, instituted or threatened in writing by any Person.

(g) **No Adverse Law**. No new Law, statute, by-law, regulation, order, decree or other action shall have been enacted or introduced whether federal, provincial, municipal, local or otherwise, which in the reasonable opinion of the Buyer materially impairs or may materially impair the ownership or operation of the Property.

In case any of the foregoing conditions cannot be fulfilled at or before the Time of Closing to the satisfaction of the Buyer, the Buyer may rescind this Agreement by notice to the Seller and in such event each of the Parties shall be released from all obligations hereunder. Provided however that any such conditions may be waived in whole or in part by the Buyer prejudice to the Buyer's rights of rescission in the event of the non-fulfilment of any other condition or conditions, any such waiver to be binding on the Buyer only if the same is in writing.

10. MISCELLANEOUS

10.1 **Costs**. Except as otherwise expressly provided in this Agreement, all legal, tax and other costs and expenses incurred in connection with the preparation of this Agreement and the consummation of the Transaction shall be paid by the Party incurring such expenses.

10.2 **Notice**. All notices, requests, demands or other communications by the Parties required or permitted to be given by one Party to the other shall be given in writing by personal delivery, telecopy or by registered or certified mail, postage prepaid, addressed, telecopied or delivered to such other Party as follows:

(a) the Seller:

William Brereton
959 Sulphur Springs Road
P O Box 81150
Ancaster, ON, L9G 4X1

(b) the Buyer:

Bridgeport Ventures Inc.
357 Bay Street, Suite 900
Toronto, ON M5H 2T7

Attention: Steven Mintz President and Chief Executive Officer
Telecopier Number: 416-777-9880

with a copy to:

Cassels Brock & Blackwell LLP
Scotia Plaza, Suite 2100
40 King Street West
Toronto, Ontario M5H 3C2

Attention: Jay Goldman
Telecopier Number: (416) 644-9337

or at such other address or telecopier number as may be given by any of them to the others in writing from time to time and such notices, requests, demands or other communications shall be deemed to have been received when delivered, if personally delivered, on the date telecopied (with receipt confirmed) if telecopied and transmitted at or prior to 5:00 p.m. local time and, if not, on the next Business Day, and if mailed, on the date received as certified.

10.3 **Further Assurances**. The Parties shall sign such other papers, cause such meetings to be held, resolutions passed and by-laws enacted and exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part hereof.

10.4 **Laws**. This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

10.5 **Time of the Essence**. Time shall be of the essence of this Agreement and of every part hereof and no extension nor variation of this Agreement shall operate as a waiver of this provision.

10.6 **Entire Agreement**. This Agreement together with the closing documents constitutes the entire agreement among the Parties with respect to all of the matters herein. This Agreement supersedes any and all agreements, understandings and representations made among the Parties prior to the date hereof. This Agreement shall not be amended except by a memorandum in writing signed by the Parties and any amendment hereof shall be null and void and shall not be binding upon either Party which has not given its consent as aforesaid.

10.7 **Assignment**. Neither Party may assign this Agreement or any part hereof without the prior written consent of the other Party which consent may not be unreasonably withheld. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, but no other Person provided, however, that the indemnity obligations provided herein shall not be assignable without the consent of the non-assigning party.

10.8 **Invalidity**. In the event that any of the covenants, representations and warranties or any portion of them contained in this Agreement are unenforceable or are declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining terms or portions thereof contained in this Agreement and such unenforceable or invalid, covenant, representation and warranty or covenant or portion thereof shall be severable from the remainder of this Agreement.

10.9 **Counterpart**. This Agreement may be executed in several counterparts, by original or telefacsimile signature, each of which so executed shall be deemed to be an original and such counterparts when taken together shall constitute one and the same original agreement which shall be binding on the Parties hereto.

10.10 **Covenants.** Each of the Parties hereto covenants and agrees with the other Parties to use all reasonable efforts until Closing to take or refrain from taking all actions with the intent that the closing conditions set forth herein shall be satisfied.

10.11 **Remedies.** If a Party hereto improperly fails to perform any of its obligations hereunder the other Party shall be entitled to all remedies available to it under this Agreement, at law in equity or otherwise, expressly including without limitation, specific performance. The exercise by a Party of any particular remedies shall not preclude the Party from seeking, exercising or invoking any other remedy available to it. The aforementioned remedies are cumulative and not mutually exclusive or dependent upon each other.

10.12 **Termination of this Agreement.** This Agreement may be abandoned and terminated prior to the Closing:

(a) by the mutual consent of the Parties; and/or

(b) by either Party if Closing has not take place on or before the Closing Date.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date and year first above written.

BRIDGEPORT VENTURES INC.

Per: ______________________________

______________________________ ______________________________
WITNESS **WILLIAM BRERETON**

SCHEDULE "A"

Description of Property

Claim number 4220800 comprising 8 – 16 hectare units representing the N ½ Lot 6, Con 5, the E 1/2 of the N 1/2 Lot 7, Con 5 and the E 1/2 of the S 1/2 Lot 6, Con 5, McCart Township, Porcupine Mining Division, Ontario.

and

Claim number 4243370 comprising 4 – 16 hectare units representing the W1/2 of the S1/2 Lot 6, Con 5 and the E1/2 of the S1/2, Lot 7, McCart Township, Porcupine Miming Division, Ontario

SCHEDULE "B"
NSR Provisions

1. The NSR royalty will be calculated and paid to the payee (the "**Payee**") by the payor (the "**Payor**") in accordance with the terms of this Schedule "B".

2. The NSR will be calculated on a calendar monthly basis and will, subject to paragraph 8, be equal to Gross Revenue less Permissible Deductions for such month.

3. The following words will have the following meanings:

(a) **"Gross Revenue"** means the aggregate of the following amounts received in each monthly period:

(i) the revenue received by the Payor from arm's length purchasers of all mineral products;

(ii) the fair market value of all mineral products sold by the Payor in such month to Persons not dealing at arm's length with the Payor; and

(iii) any proceeds of insurance on mineral products.

(b) **"Permissible Deductions"** means the aggregate of the following charges (to the extent that they are not deducted by any purchaser in computing payment) that are paid in each monthly period:

(i) sales charges levied by any sales agent on the sale of mineral products;

(ii) transportation costs for mineral products from the property to the place of beneficiation, processing or treatment and thence to the place of delivery of mineral products to a purchaser thereof including shipping, freight, handling and forwarding expenses;

(iii) all costs, expenses and charges of any nature whatsoever which are either paid or incurred by the Payor in connection with refinement or beneficiation of mineral products after leaving the property, including all weighing, sampling, assaying and representation costs, metal losses, any umpire charges and any penalties charged by the processor, refinery or smelter; and

(iv) all insurance costs on mineral products;

provided that where a cost or expense otherwise constituting a Permissible Deduction is incurred by the Payor in a transaction with a party with whom it is

not dealing at arm's length as that term is defined in the *Income Tax Act* (Canada)), such cost or expense may be deducted, but only as to the lesser of the actual cost incurred by the Payor or the fair market value thereof, calculated at the time of such transaction and under all the circumstances thereof.

4. The NSR will be calculated and paid within 30 days after the end of each calendar month. Smelter settlement sheets, if any, and a statement setting forth calculations in sufficient detail to show the payment's derivation (the "**Statement**") must be submitted with the payment.

5. In the event that final amounts required for the calculation of the NSR are not available within the time period referred to in section 4 of this Schedule "B", then provisional amounts will be established and the NSR paid on the basis of this provisional calculation. Positive or negative adjustments will be made to the NSR payment of the succeeding month.

6. All NSR payments will be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Payee delivers to the Payor a written notice (the "**Objection Notice**") describing and setting forth a specific objection to the calculation thereof within 60 days after receipt by the Payee of the Statement. If the Payee objects to a particular Statement as herein provided, the Payee will, for a period of 60 days after the Payor's receipt of such Objection Notice, have the right, upon reasonable notice and at a reasonable time, to have the Payor's accounts and records relating to the calculation of the NSR in question audited by the auditors of the Payee. If such audit determines that there has been a deficiency or an excess in the payment made to the Payee, such deficiency or excess will be resolved by adjusting the next monthly NSR payment due hereunder. The Payee will pay all the costs and expenses of such audit unless a deficiency of 2-1/2% percent or more of the amount due is determined to exist. The Payor will pay the costs and expenses of such audit if a deficiency of 2-1/2% or more of the amount due is determined to exist. All books and records used and kept by the Payor to calculate the NSR due hereunder will be kept in accordance with Canadian generally accepted accounting principles. Failure on the part of the Payee to make claim against the Payor for adjustment in such 60 day period by delivery of an Objection Notice will conclusively establish the correctness and sufficiency of the Statement and NSR payments for such month.

7. At the election of the Payee made in writing at least 90 days prior to the first payment on account of the NSR (which election may not be rescinded without the consent of the Payor), the Payee may elect to receive the NSR in kind, provided that any extra costs or expenses incurred by the Payor as a result of such election and payment of the NSR in kind will be for the account of the Payee and will be due on demand.

8. At any time on or after the commencement of commercial production, the Payee shall have the right to purchase one-half of the NSR (ie. a 1% NSR) on the payment to the Payor of the sum of CDN$1 million.